ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Exhibit 99.2

NEWS RELEASE

Abraxas to Present at IPAA Oil & Gas Investment Symposium in San Francisco

SAN ANTONIO (October 3, 2006) – Abraxas Petroleum Corporation (AMEX:ABP) is scheduled to present at the Independent Petroleum Association of America’s (“IPAA”) Oil & Gas Investment Symposium West to be held October 3-5, 2006 at The Palace Hotel in San Francisco, California.

The presentation is scheduled to begin at 4:45 p.m. Pacific Time (7:45 p.m. ET) on Tuesday, October 3, 2006. The live audio webcast with the corresponding PowerPoint presentation will be available at, http://www.investorcalendar.com/CEPage.asp?ID=108787 or on the Company’s web site, http://www.abraxaspetroleum.com, under Investor Relations. The webcast including the slide presentation will be archived on the Company’s web site for 60 days.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Barbara M. Stuckey/ Director of Corporate Development

Direct Telephone 210.757.9835

Main Telephone 210.490.4788

bstuckey@abraxaspetroleum.com

www.abraxaspetroleum.com

500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232

Office: 210.490.4788 Exec/Acctg Fax: 210.490.8816